Exhibit 10.3

July 8, 2003

Mr. Richard W. Dreiling
1749 Via di Salerno
Pleasanton, CA  94566

Dear Rick:

Thank you for your interest in joining Longs Drug Stores California, Inc.  It is a pleasure to confirm our offer of employment for the position of Executive Vice President and Chief Operations Officer.  Your start date will be Tuesday, July 15, 2003.  This offer is based on the following mutual understanding:

1.                                       You will receive an annual salary of  $500,000 payable in equal bi-weekly amounts of $19,230.76 for the first year of employment.

2.                                       You will receive during your first year of employment a bonus opportunity that is targeted at 60% of your base annual salary.  Bonuses will be based on your individual as well as the Company’s overall performance.

3.                                       You will receive a sign on bonus in the amount of Forty Thousand dollars ($40,000.00), payable within thirty days of your start date. This sign on bonus of $40,000.00 will be grossed up for state and federal tax purposes.

4.                                       Subject to the approval of the Board of Directors’ Compensation Committee, you will receive a non-qualified option grant of 70,000 shares of common stock at the first meeting of the Compensation Committee following commencement of your employment with the Company.  These shares will be subject to the vesting provisions as outlined in the Longs Drug Stores Corporation 1995 Long-Term Incentive Plan.

5.                                       Subject to the approval of the Board of Directors’ Compensation Committee, you will receive a grant of 10,000 shares of restricted common stock at the first meeting of the Compensation Committee following commencement of your employment with the Company.  These shares will be subject to the vesting provisions as outlined in the Longs Drug Stores 1995 Long-Term Incentive Plan.

6.                                       You will be eligible to participate in the Performance Based Restricted Stock Grant program currently being implemented for senior executives at Longs Drugs.  Subject to the approval of the Board of Directors’ Compensation Committee, you will be granted a total award value of 100% of your current base salary, subject to vesting and other requirements.  Details of the Plan and the Plan goals for FY04 will be provided under separate cover.

7.                                       You will begin to accrue vacation immediately at the rate of four weeks per year.  During your first year of employment your vacation balance will be credited with four weeks of vacation.

8.                                       You will be placed on the Executive Medical Plan including appropriate dependents effective the first of the month after your hire date.  This plan includes dental and vision care.  You will be reimbursed for any COBRA payments you make prior to your effective date on the Longs Executive Medical Plan.

9.                                       Information regarding the following programs will be sent to you under separate cover and are included as part of your overall employment with Longs:

a.               Employee Savings and Profit sharing, life insurance and long term disability

b.              Available medical insurance coverage options

10.                                 You will be provided the Company’s current standard agreement for termination benefits in the event of change in corporate control, as provided to other Company Senior Vice Presidents.

11.                                 You will be eligible for termination benefits provided for senior executives for involuntary separation due to reduction in force, reorganization or other involuntary separation not for cause (these benefits do not apply to a change in control for which benefits are provided under a separate agreement).  Termination benefits for which you would be eligible include 24 months of base salary, medical including executive medical, outplacement, distribution of deferred compensation, 90-day period following termination to exercise vested stock options, and pro rata vesting of restricted stock in accordance with the terms of the grant based on original grant date and termination date of executive.

Rick, I am pleased to extend this offer and I look forward to working with you.

Sincerely,

LONGS DRUG STORES CALIFORNIA, INC.

/s/ Warren F. Bryant

Warren F. Bryant
President and Chief Executive Officer

I accept your offer of employment as stated in this letter.

/s/ Richard W. Dreiling	July 15, 2003
Richard W. Dreiling	Date